Exhibit 99.1

Tokai Pharmaceuticals Announces the Appointment of Cheryl Cohen,

Former Medivation Chief Commercial Officer, to its Board of Directors

CAMBRIDGE, Mass.—(BUSINESS WIRE)—Apr. 13, 2015—Tokai Pharmaceuticals. Inc. (NASDAQ: TKAI), a clinical-stage biopharmaceutical company focused on developing novel therapies for prostate cancer and other hormonally driven diseases, today announced the appointment of Cheryl Cohen, the former Chief Commercial Officer of Medivation, Inc., to its Board of Directors.

“Cheryl brings significant commercial expertise to Tokai. As the former Chief Commercial Officer of Medivation, Cheryl led the company’s highly successful launch of Xtandi® in the United States and built the company’s commercial infrastructure from the ground up,” said Jodie Morrison, President and Chief Executive Officer of Tokai Pharmaceuticals. “As we make final preparations to start ARMOR3-SV and begin our commercialization planning for galeterone, Cheryl’s first-hand experience marketing Xtandi, as well as her broader expertise in oncology and new drug commercialization, should provide immediate contributions to Tokai and its Board of Directors. It is my pleasure to welcome Cheryl to the Tokai Board.”

“It’s an exciting time to be joining the Tokai Board as galeterone advances into a registration trial in a subset of prostate cancer patients with significant unmet need,” stated Ms. Cohen. “Last year, The New England Journal of Medicine published the results of the Johns Hopkins University clinical trial that demonstrated the link between AR-V7 and poor response to enzalutamide and abiraterone. I’m thrilled to be able to bring my commercial experience to the Tokai board as the ARMOR3-SV trial in AR-V7 prostate cancer is poised to begin.”

Ms. Cohen served as the Chief Commercial Officer of Medivation, Inc., from September 2011 to July 2014, where she was responsible for the company’s U.S. launch of Xtandi (enzalutamide) for metastatic castration-resistant prostate cancer. At Medivation, Ms. Cohen established and led the company’s commercial organization and oversaw a successful launch, with the product achieving nearly $400M in U.S. revenues in the first full year. Ms. Cohen also worked closely on all Medivation steering committees with its commercial partner, Astellas, and was involved in life cycle and strategic planning for Xtandi and in the review of new business development opportunities. Ms. Cohen currently serves as president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product commercialization. Ms. Cohen’s previous experience also includes over a decade at Johnson & Johnson, most recently as vice president, strategic commercial group, Health Care Systems, Inc., accountable for managed markets, contracting, and supply chain, and as vice president, rheumatology franchise, Centocor, Inc., where she had direct responsibility for the $1+ billion per year Remicade U.S. rheumatoid arthritis business. She earned her B.A. from Saint Joseph College.

About Tokai Pharmaceuticals

Tokai Pharmaceuticals is a biopharmaceutical company focused on developing novel therapies for prostate cancer and other hormonally-driven diseases. The company’s lead drug candidate, galeterone, is a highly selective, multi-targeted, oral small molecule drug candidate being developed for the treatment of patients with castration-resistant prostate cancer. The company’s ARDA drug discovery program is focused on the identification and evaluation of compounds that are designed to disrupt androgen receptor signaling through enhanced androgen receptor degradation and are targeted to patients with androgen receptor signaling diseases, including prostate cancer. For more information on the company and galeterone, please visit www.tokaipharma.com.

About the ARMOR3-SV Clinical Trial

ARMOR3-SV is a randomized, open label registration Phase 3 clinical trial that will compare galeterone to Xtandi® (enzalutamide) in 148 metastatic CRPC treatment-naïve patients whose prostate tumors express the AR-V7 splice variant. The primary endpoint of the trial will be radiographic progression-free survival measured from the time of patient randomization to the time of radiographic evidence of disease progression or time of death from any cause. The Company expects to commence the trial in the second quarter of 2015.

Forward-looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, intellectual property, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether the Company’s cash resources will be sufficient to fund the Company’s continuing operations for the period anticipated; whether data from early clinical trials will be indicative of the data that will be obtained from future clinical trials; whether galeterone will advance through the clinical trial process on the anticipated timeline, including whether ARMOR3-SV will be initiated when anticipated; whether a companion diagnostic can be developed successfully and on a timely basis; whether the results of ARMOR3-SV will warrant submission for regulatory approval of galeterone and whether such submission will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if galeterone obtains such approval, it will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2014. In addition, the forward-looking statements included in this press release represent the Company’s views as of April 13, 2015. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to April 13, 2015.

Source: Tokai Pharmaceuticals

Investor Contacts:

Tokai Pharmaceuticals

Lee Kalowski, 617-225-4305

Chief Financial Officer

Argot Partners

David Pitts/Maeve Conneighton

212-600-1902

david@argotpartners.com

maeve@argotpartners.com

Media Contact:

Pure Communications, Inc.

Susan Heins, 864-286-9597